UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2014

Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 31, 2014, Sophiris Bio Inc. (“the Company”) and Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. entered into an Omnibus Amendment to Common Shares Purchase Warrants related to Warburg Pincus Private Equity X, L.P.’s and Warburg Pincus X Partners, L.P.’s outstanding common share purchase warrants. This agreement provides for the following:

(i)	the amendment of the exercise price and number of shares underlying each of the outstanding common share purchase warrants to reflect the 52-for-1 share consolidation effected by the Company on August 9, 2013; and

(ii)	the amendment of the existing exercise price which is denominated in Canadian dollars to be restated into U.S. dollars. The agreement stipulates that the conversion of the exercise price will be completed utilizing the exchange rate in effect on the date of the issuance of each warrant.

No new common share purchase warrants were issued as a result of the execution of this agreement. The description of this agreement is qualified in its entirety by the agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent the amendments discussed in Item 1.01 of this Current Report on Form 8-K constitute an issuance of securities, the deemed exchange of the original warrants for warrants with modified terms was for no additional consideration and without payment of remuneration for soliciting such exchange and was exempt under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 3.03	Material Modification to Rights of Security Holder.

Reference is made to the disclosure set forth in Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Omnibus Amendment to Common Shares Purchase Warrants dated January 31, 2014

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

February 6, 2014	By:	/s/ Peter Slover
	Name:	Peter Slover
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Omnibus Amendment to Common Shares Purchase Warrants dated January 31, 2014